Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Spectrum Brands Holdings, Inc.:

We consent to the use of our reports dated November 21, 2014, with respect to the consolidated statements of financial position of Spectrum Brands Holdings, Inc. as of September 30, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for the each of the years in the three-year period ended September 30, 2014, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of September 30, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Milwaukee, Wisconsin

May 6, 2015